Exhibit 10.1
[DANA HOLDING CORPORATION LETTERHEAD]
July 1, 2008
Ralf Goettel
Reinzstrasse 3-7
Neu-Ulm, Bavaria 89233
Germany
Dear Ralf:
     On behalf of Dana Limited (“Dana”), I am pleased to inform you that Dana intends to provide you with a Retention Incentive Award of one year’s salary (est. 320,000 €). The award is intended to provide you a financial incentive to remain employed with the company and encourage your active participation on several key business initiatives. Dana management believes your valuable services are key to our ongoing success.
     This award will be payable to you in 18 months or at the accomplishment of several key business initiatives (whichever comes first). In order to be eligible to receive the award you must be an active Dana employee in good standing at the time of the occurrence of either of the events described above and deliver the executed form of Release which is attached. Payment of the award will be through the payroll process and will occur within thirty days subsequent to the first of the above events to occur.
     We look forward to your ongoing contributions to the Business and have extended this award to you with the expectation that you will continue to perform with the highest quality standards which you have exhibited in the past.
     Congratulations and thank you for being part of our team.

Sincerely,
/s/ Gary Convis
Gary Convis,
Chief Executive Officer